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                              AUDIOVOX CORPORATION
                     LONG-TERM INCENTIVE COMPENSATION AWARD
                   TO JOHN J. SHALAM DATED AS OF MAY 29, 2002


         1.   Purpose.

                  The purpose of this Audiovox Corporation Long-Term Incentive Compensation Award (the "Award") is to align the interests of John J. Shalam, as President and CEO of Audiovox Corporation, a Delaware corporation (together with its successors, "AX"), and its subsidiaries (and their respective successors), now held or hereafter acquired with those of the equity holders of AX; to motivate and to reward the performance of John J. Shalam in fulfilling his personal responsibilities with regard to Audiovox Communications Corp. ("ACC") and its subsidiaries (and their respective successors) for long-range achievements.

         2.   Administration.

                  This Award shall be administered by the Board. The Board shall have the authority, in its sole discretion, subject to and not inconsistent with the express provisions of this Award, to administer this Award and to exercise all the powers and authorities either specifically granted to it under this Award or necessary or advisable in connection with the administration of this Award; to construe and interpret this Award; to prescribe, amend and rescind rules and regulations relating to this Award; and to make all other determinations deemed necessary or advisable for the administration of this Award, consistent with the terms and provisions of this Award. Determinations made by the Board pursuant to this Section 2 shall be final and binding on AX, its subsidiaries and their respective successors and John J. Shalam.

         3.   Appreciation Units.

                  (a) Initial Number and Value of Units. The current total number of issued and outstanding shares of Stock of ACC is 146.666666. Based on a value of $773,818, the aggregate number of Appreciation Units which are subject to this Award is 7.1428571364, subject to adjustment as provided in paragraph (b) below.

                  For illustration purposes only, assuming a future stock split of 22 Million shares, this Award would be equal to 1,000,000 shares at $5.53 per share. Assuming an IPO price of $20.53 per share, the Appreciation Value would be equal to $15,000,000.00.

The value at any time of an Appreciation Unit shall be equivalent to the value of one outstanding share of Stock at such time. The Board shall determine in its discretion, subject to the terms of this Award, the Final Value of an Appreciation Unit.

                  (b) Equitable Adjustment. Subject to Section 4, in the event that a transaction or other event or circumstance affecting ACC is proposed or shall occur, including, but not limited to,

                                  Exhibit 10.12

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(i) equity investments in ACC or distributions from ACC in respect of equity interests in ACC (whether such investments or distributions are made in cash or in kind) or (ii) any dividend or other distribution (whether in the form of cash, stock or other property), recapitalization, stock split, reverse stock split, reorganization, tender offer, merger, consolidation, spin-off, combination, repurchase, share exchange, sale of assets or other similar transaction or event, and the Board determines, in its sole discretion, that a change or adjustment in the terms of any Award is appropriate, then the Board may, in its sole discretion, make such equitable changes or adjustments or take any other actions that it deems necessary or appropriate (which shall be effective at such time as the Board in its sole discretion determines), including, but not limited to causing changes or adjustments to any or all of
(i) the number of any Appreciation Units subject to an outstanding Award and
(ii) the Base Value associated with any Appreciation Units subject to an outstanding Award.

                  (c) Rights with Respect to the Appreciation Units. Each Appreciation Unit represents the right to receive: (i) in the event that the Triggering Event is an IPO, the right to receive an Option as provided under
Section 4; or (ii) in the event that the Triggering Event is the closing of any Acquisition of a Controlling Interest in ACC by Toshiba or another third party, an amount ("Appreciation Unit Payment Amount") equal to the excess, if any, of the price per share over the Base Value of Appreciation Unit. Payment of the Appreciation Unit Payment Amount in case (ii) shall be made in the form of cash.

                  (d) Vesting of Appreciation Units. This Award of Appreciation Units granted to John J. Shalam is vested. The Appreciation Units can be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant.

         4. IPO Triggering Event. In the event there shall occur an IPO, then, upon the IPO Date, this Award shall be canceled and John J. Shalam shall be entitled to receive from AX an Option to purchase shares of Stock. Each Option so granted shall be subject to such terms and conditions as shall be determined by the Board in its sole discretion at the time of grant of such Option including without limitation those decisions necessary or desirable to effect a successful conclusion of the IPO; provided, however, that the aggregate Appreciation Value of the Appreciation Unit Award as of the IPO Date shall be preserved as of the grant date of such Option and such Option shall continue for at least ten (10) years.

         5.   General Provisions.

                  (a) Compliance with Legal Requirements. This Award, and the other obligations of AX under this Award shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental authority or agency as may be required.

                  (b) Withholding Taxes. At the time AX makes any payment relating to any Appreciation Unit, AX may withhold from such payment the full amount of any federal and state withholding or other employment taxes required by any government authority to be withheld or

                                  Exhibit 10.12

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otherwise deducted and paid in respect of such payment. The Board may provide for other arrangements to satisfy AX's withholding obligations in this Award or otherwise.

                  (c) Amendment and Termination of this Award. This Award shall automatically terminate upon the occurrence of a Triggering Event.

                  (d) Unfunded Status of Awards. This Award is intended to constitute an "unfunded" Award for incentive and deferred compensation. With respect to any payments not yet made to John J. Shalam pursuant to this Award, nothing contained in this Award shall give John J. Shalam any rights that are greater than those of a general creditor of AX.

                  (e) Governing Law. This Award and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

                  (f) Effective Date. The Board has adopted this Award. This Award shall become effective as of the Effective Date.


         6.       Definitions.

                  The following terms shall have the following meanings:

         (a) "Acquisition" shall mean any transaction involving a transfer (whether by way of merger, sale, gift, other business combination or otherwise).

         (b) "Appreciation Unit" shall mean a unit granted pursuant to the terms of this Award, having the rights provided for herein and in such Award.

         (c) "Appreciation Unit Payment Amount" shall have the meaning set forth in Section 3(c).

         (d) "Appreciation Value" associated with an Award shall mean the product derived by multiplying (i) the excess, if any, of (A) the Final Value of each Appreciation Unit subject thereto on the date on which such Appreciation Unit is canceled, less (B) the Base Value associated with each such Appreciation Unit, and (ii) the number of Appreciation Units (including fractions thereof) subject to such Award.

         (e) "Base Value" shall mean with respect to each Appreciation Unit made subject to an Initial Award, $773,818.19 subject to adjustment as provided under Section 3(b).

         (f)      "Board" shall mean the Board of Directors of AX.

         (g) "Consolidated Interest Expense" shall mean, for any period, the sum of, without duplication: (i) the aggregate of the interest expense for such period; and (ii) the interest component of capitalized lease Obligations paid, accrued and/or scheduled


                                  Exhibit 10.12
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                  to be paid or accrued during such period, in each case,
                  determined on a consolidated basis in accordance with GAAP.

         (h) "Consolidated Net Income" shall mean, for any period, the aggregate net income (or loss) of ACC for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom (i) after-tax gains or losses from asset sales or abandonments or reserves relating thereto, (ii) after-tax items classified as extraordinary or nonrecurring gains and (iii) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

         (i) "Controlling Interest" shall mean beneficial ownership, directly or indirectly, of securities of ACC representing more than 50% of the voting power of ACC's then outstanding securities.

         (j) "Debt" shall mean, without duplication: (i) all Obligations for borrowed money; (ii) all Obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all capitalized lease Obligations; (iv) all Obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted); (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;
                  (vi) guarantees and other contingent Obligations in respect of Debt referred to in clauses (i) through (v) above and clause
                  (viii) below; (vii) all Obligations of the type referred to in clauses (i) through (vi) above which are secured by any lien on any property or asset, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured; and (viii) all Obligations under currency agreements and interest swap agreements of ACC. For purposes of this definition, the amount outstanding at any time of any Debt with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in accordance with GAAP.

         (k)      "Effective Date" shall mean May 29, 2002.


         (l)      "Final Value" shall mean, with respect to an Appreciation
                  Unit: (i) in the event the Triggering Event is an IPO, the initial offering price of a share of Stock, as determined by ACC's underwriters in connection with such IPO; or (ii) in the event of an Acquisition of a controlling interest in ACC by Toshiba or another third party,



                                  Exhibit 10.12
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                  the price at which each share of Stock is acquired by Toshiba or such other third party.

         (m) "GAAP" shall mean U.S. generally acceptable accounting principles.

         (n) "IPO" shall mean the initial public offering by ACC of shares of Stock registered under the Securities Act of 1933, as amended.

         (o) "IPO Date" shall mean the date on which the IPO becomes effective.

         (p) "Obligations" shall mean all obligations for principal, premium, interests, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

         (q) "Option" shall mean a non-qualified stock option that is granted in accordance with the terms of Section 4.

         (r) "Stock" shall mean the Class A Common Stock of ACC, no par value per share.

         (s) "Triggering Event" shall mean the earlier to occur of (i) the IPO Date and (ii) the closing of any Acquisition of a Controlling Interest in ACC by Toshiba or another third party.

         IN WITNESS WHEREOF, John J. Shalam and Audiovox Corporation have executed this Award as of May 29, 2002.

                                      AUDIOVOX CORPORATION



                                      By: /s/ Charles M.  Stoehr
                                          ------------------
                                          Charles M. Stoehr



                                          /s/ John J.  Shalam
                                          ------------------
                                          John J. Shalam


                                  Exhibit 10.12